AGREEMENT

                                 October 1, 2004


When signed by you, this document (the "Agreement") will memorialize the agreement between CIRTRAN CORP. ("CTC") and TRANSACTIONAL MARKETING PARTNERS, INC. ("TMP") concerning TMP's consultation services to CTC. Individually CTC and TMP shall be known as a "Party," and collectively as the "Parties."

1. Subject to the terms of this Agreement, CTC hereby retains TMP to use TMP's commercially reasonable efforts to arrange meetings for CTC with TMP's contacts and to provide strategic planning advice.

2. The Initial Term of this Agreement shall be six months, beginning October 1, 2004 and concluding March 31, 2005. The Initial Term shall be automatically extended for successive six month periods (the "Renewal Terms"), unless either Party gives written notice of its intent not to renew by at least thirty (30) days before the expiration of the Initial Term or any Renewal Term. CTC may terminate this Agreement at any time without cause upon thirty (30) days written notice.

3. As compensation for its efforts, CTC will pay TMP a commission (the "Commissions") of ten (10%) percent of all Net Proceeds received from business brought to it ("New Business") by TMP without deductions of any kind whatsoever except for unrecouped Advances (as described below). The Commissions shall be paid within fifteen (15) calendar days following the end of the month in which Net Proceeds from New Business was received. Payments of Commissions shall be accompanied by reports describing the manner in which Commissions were calculated. Business shall be deemed New Business if TMP introduced the entity to CTC or if TMP brought to CTC an entity which CTC had previously known but with which CTC had not consummated an agreement. "Net Proceeds" shall mean the payments actually received by CTC from the New Business (net of returns, discounts and rebates) from which is subtracted costs of sales (including cost of goods sold and commissions payable). This payment obligation shall survive for a period of twelve (12) months after the termination of the Agreement; provided that the payment obligation shall cease immediately upon a termination due to a material breach by TMP. Commission rates can be modified on a case-by-case basis with the agreement of both parties.

4. CTC shall pay TMP $7,500.00 during each of the first three months of the Initial Term, the first such payment due by October 20, 2004 and the other two payments due by the 20th of the following two calendar months. These payments shall be counted as a fully recoupable (from Commissions), but not refundable, advance (the "Advance") against Commissions.


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5.   Neither Party shall assign its rights or  obligations  as described  herein without the written consent of the other Party; provided that CTC can assign its rights and obligations to the successor to its business in connection with a merger, consolidation or sale of substantially all of its assets.

6. Rights and obligations as described herein shall inure to the benefit of the Parties' successors or assigns.

7. All disputes arising out of this Agreement which are not resolved by agreement between the Parties shall be submitted to final and binding arbitration before the American Arbitration Association in the city closest to the defendant's main place of doing business.

8. This Agreement shall be governed by the laws of the State of Utah, without regard to the principles of conflict of law.

9. From time to time, TMP may incur expenses in the course of its work for CTC. TMP agrees to give advance notice of an estimation of these expenses. Should CTC approve any such expenditures in advance, then it will reimburse them, together with any reasonable overruns, within fifteen (15) business days of its receipt of a report of the expenses, which will be accompanied by receipts.

10. The Parties hereby warrant that they are free to enter into this Agreement and that doing so does not violate the rights of any third party.

11. TMP agrees that it will not at any time during the Initial Term or Renewal Term of this Agreement or during the period of twelve (12) months thereafter, directly or indirectly, influence or attempt to influence any customer of CTC to terminate or modify any written or oral agreement or course of dealing with the Company nor take any other action that is intended to adversely affect CTC's relationship with its customers. TMP acknowledges that CTC's pricing and business methods are proprietary to it and TMP shall keep secret and retain in strictest confidence, and shall not use for its own benefit or that of others, such proprietary information of CTC.

12. CTC agrees to hold TMP harmless and to defend TMP and its owners, directors, officers, employees, consultants and representatives against any claims, judgments, settlements, awards or fines levied against it by reason of any action taken by CTC in the exercise of rights and/or obligations described herein.

     TMP agrees to hold CTC harmless and to defend CTC and its owners, directors, officers, employees, consultants and representatives against any claims, judgments, settlements, awards or fines levied against it by reason of any action taken by TMP in the exercise of rights and/or obligations described herein.

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13.  Nothing  contained  herein shall be construed as evidence  that TMP and CTC are partners or joint venturers, and neither party shall have authority to represent or bind the other to any agreement. The Parties are, with respect to this Agreement, independent contractors.

14. Any communication required or permitted pursuant to this Agreement shall be deemed to have been given if it is delivered by hand, Federal Express (or a similar service), fax (subject to confirmation of receipt), registered or certified mail with return receipt requested. If sent to CTC, it shall be addressed as follows:

                  If to CTC:

                  CirTran Corporation
                  4125 South 6000 West
                  West Valley City, Utah  84128
                  Phone:   801.963.5112
                  Fax:       801.963.5180
                  Attention:  Iehab J. Hawatmeh

                  If to TMP:

                  Transactional Marketing Partners, Inc.
                  3340 Ocean Park Blvd., Suite 3050
                  Santa Monica, California  90405
                  Phone:  310.392.4042
                  Fax:      310.293.4052
                  Attention:  Bret Saxon

15. This Agreement constitutes the entire agreement between CTC and TMP and shall not be modified other than in writing.



                   CIRTRAN:



                   By:      /s/ Iehab J. Hawatmeh
                   Its:     President

                   TRANSACTIONAL MARKETING PARTNERS, INC.



                   By:      /s/
                   Its:

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